EXHIBIT 16.1

[Child, Van Wagoner & Bradshaw, PLLC letterhead]

October 6, 2011

Securities and Exchange Commission

Street100 F Street, N.E.

Washington, StateDC 20549

Ladies and Gentlemen:

We have read Items 4.01 of Form 8-K dated October 6, 2011, of Merilus, Inc. and we are in agreement with the statements regarding our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah